[LETTERHEAD OF TLC LASER EYE CENTERS INC.]

Personal & Confidential

October 15, 2001

Tom O'Hare
c/o TLC Laser Eye Centers Inc.
5280 Solar Drive,  Suite 300
Mississauga, Ontario  L4W 5M8
CANADA

Re:  TLC Laser Eye Centers Inc.

Dear Tom:

            As you have discussed with the Board of Directors and Elias Vamvakas, your services will no longer be needed by TLC Laser Eye Centers effective the day after the intended merger by and between TLC Laser Eye Centers Inc. ("TLC") and Laser Vision Centers, Inc. ("LVCI") is closed (the "Termination Date").

            In addition to this notice of termination, you will be given a lump sum payment representing twenty-four (24) months' compensation. Your health and dental benefits (excluding life insurance and short and long-term disability) will also be continued, at company expense, until the earlier of twenty four months following your Termination Date or the date that you commence alternate employment whichever is sooner.

            All of your options will vest effective the Termination Date. You (or, if you die before exercise, your estate) will have until twenty-four (24) months following the Termination Date to exercise these options. If you do not exercise your options they will expire and will no longer be exercisable effective the second anniversary of the Termination Date.

            We have calculated the severance payment as $650,000 based upon your current TLC bi-weekly salary of $12,500. Provided that you have executed the attached release, this payment will be made to you within 10 days after the closing of the intended merger between TLC and LVCI but not earlier than January 2, 2002.

            You represent that you have complied with the terms and provisions of a certain employment agreement by and between you and TLC dated July 31, 2000 and that you shall continue to comply and be bound by the Agreement.
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                                     - 2 -


            You also acknowledge and agree that you have read this offer, understand the legal and binding nature of it, were advised to and had the opportunity to consult with legal counsel prior to executing it, and are acting voluntarily and of your own free will in executing it.

            Please return a signed copy of the Release to Paul Frederick.

            In the meantime, I wish to take this opportunity to thank you for your professional services to TLC and wish you much success in your future endeavours.

                                        Yours sincerely,

                                        TLC LASER EYE CENTERS INC.


                                        /s/ Elias Vamvakas

                                        Elias Vamvakas
                                        Chairman and Chief Executive Officer

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                                     - 3 -


              CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

            This is a Confidential Separation Agreement and General Release (hereinafter "Agreement") between TLC Laser Eye Centers, Inc. (hereinafter "TLC") and Mr. Thomas G. O'Hare, (hereinafter "you"). You should talk to an attorney before you sign this Agreement because it affects your legal rights.

1.    What You Are Receiving

      You (or if you die before payment is made, your estate) will receive a severance payment provided by TLC for a lump sum amount equal to $650,000 which represents twenty-four (24) months of your current base salary, reduced by normal deductions, if any. You will also continue to be covered under the company's health and dental plan at company expense for a period up to the earlier of twenty four months from the date of your termination or the date you accept employment with another employer. All of your options will vest effective the date of your termination and you (or if you die before the options are exercised, your estate) will have 24 months following the date of your termination to exercise your options, (collectively, the "Severance Benefits"). The lump sum payment will be paid to you ten (10) business days after the closing of the intended merger between TLC and Laser Vision Centers, Inc. ("LVCI") but not earlier than January 2, 2002 and when TLC has received this signed Release. You would not otherwise be due this payment or these benefits, and it is what you are receiving for signing this agreement. The payment and benefits are not wages.

      You agree that all payments or benefits paid to you under this Agreement or otherwise are subject to withholding from such payments or benefits in accordance with applicable plan provisions, laws and regulations.

      This agreement does not preclude your exercise of your rights to continued health insurance coverage under COBRA or similar law, provided you make the appropriate election and payments.

2.    General Release

      In exchange for the Severance Benefits, you agree to release and hereby do release TLC, LVCI, their subsidiaries and affiliates, and their benefits plans, from all claims, demands, actions or liabilities you may have against TLC or LVCI of whatever kind including, but not limited to, those that are related to your employment at TLC, the employment agreement dated July 31, 2000 between you and TLC (the "Employment Agreement"), the termination of that employment, your eligibility for other severance payments or non-vested TLC benefits plans, or claims for attorneys' fees. This part of the Agreement is hereinafter called the "General Release".

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                                     - 4 -


      You agree that the General Release covers TLC's and LVCI's agents, directors, officers, employees, representatives, successors and assigns (hereinafter "those associated with TLC").

      You agree that you have voluntarily given this General Release on your own behalf, and also on behalf of any heirs, agents, representatives, successors, and assigns that you may have now or in the future.

      You agree that this General Release covers, but is not limited to, claims arising from the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, the Americans with Disabilities Act, the Rehabilitation Act of 1973, and any other federal, state or local law dealing with discrimination in employment including, but not limited to, discrimination based on sex, sexual orientation, race, national origin, religion, disability, veteran status, or age. You also agree that this General Release covers claims arising from the Family and Medical Leave Act of 1993 and any state or local law dealing with leave time or wages and hours of work. You also agree that this General Release covers, but is not limited to, claims based on theories of contract or tort, whether based on common law or otherwise. In addition, you agree to waive any right you have to pursue any claim or grievance through any TLC internal channel.

      This General Release covers both claims you know about and those you may not know about that accrued by the time you execute this General Release. In this regard, you agree to waive all rights that any state or local law may provide with respect to a general release of unknown claims.

3.    Covenant Not To Sue Or Recover From TLC

      In exchange for the Severance Benefits, you promise never to file a lawsuit asserting any claims covered by the General Release. If you file any such lawsuit, you agree to pay for all costs, damages, expenses, and attorneys' fees incurred by TLC or those associated with TLC in defending against the lawsuit, and for all further costs and fees, including attorneys' fees, incurred in connection with collection of this amount. You also agree, if you file such a lawsuit, that TLC can immediately cease any Severance Benefits not yet provided to you. You also agree, if you file any such lawsuit, that you must "tender back", that is, give back before filing a lawsuit, any of the Severance Benefits you have received. You agree that a court cannot even consider any such lawsuit until you do this. In that event, you agree that TLC can set-off any claim you make against it by the amount of the Severance Benefits you have already received. The provisions of this paragraph, however, do not apply to lawsuits contending that this Agreement does not comply with the Older Worker Benefit Protection Act.

      If any government agency pursues a claim on your behalf against TLC, or on behalf of a group of individuals of which you are part, you promise not to seek or

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                                     - 5 -


      accept any damages arising from or relating to your employment at TLC or the termination of that employment.

4.    Employment Agreement

      You agree and acknowledge that you will continue to be bound by sections 12 (Non-Competition), 13 (Non-Solicitation), 14 (Non-Solicitation of Employees), 15 (Confidentiality) and 16 (Remedies) of the Employment Agreement.

5.    Confidentiality of the Terms and Conditions of this Agreement

      The terms and conditions of this Agreement are confidential. You agree not to disclose the terms of this Agreement to anyone except immediate family members and your attorney and financial adviser. You further agree to inform these people that the Agreement is confidential and must not be disclosed to anyone else. You may disclose the terms of this Agreement if compelled to do so by a court, but you agree to notify TLC immediately if anyone seeks to compel your testimony in this regard, and to cooperate with TLC if TLC decides to oppose such effort.

      You agree that disclosure by you in violation of this Agreement would cause so much injury to TLC that money alone could not fully compensate TLC and that TLC is entitled to injunctive and equitable relief. You also agree that TLC would be entitled to recover money from you if this Agreement were violated.

6.    Nondisparagement

      TLC shall use its commercially reasonable best efforts to cause its officers, directors and shareholders to refrain from making or publishing any statement critical of you or otherwise disparage your reputation in the business community (other than as may be required by applicable law or judicial or administrative process), and you agree that you will not make or publish any statement critical of TLC and those associated with TLC, its affiliates, directors, executive officers, shareholders or employees or otherwise disparage the reputation of TLC and those associated with TLC or any such persons in the business community (other than as may be required by applicable law or judicial or administrative process).

7.    Return of Property

      Before signing this Agreement, you will return all property, documents, business records in any form, manuals, handbooks, or any other possessions of TLC, both tangible and intangible, that are in your possession, custody or control.

8.    Time to Decide; Time to Revoke

      You have up to twenty-one (21) calendar days to decide whether or not or sign this Agreement. You agree, if you decide not to take all that time, that your reasons for doing so are entirely personal and not due to any pressure by TLC.

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                                     - 6 -


      You also may revoke this Agreement up to seven (7) calendar days after signing it. For that revocation to be effective, you need to deliver written notice to TLC by 5:00 p.m. on the seventh calendar day after you sign this Agreement, at the following address: 5280 Solar Drive, Mississauga, Ontario, L4W 5M8 Attn: Paul Frederick, Executive Vice-President, Human Resources. You agree that, if you revoke this Agreement, it will not be effective or enforceable and you will not receive the Severance Benefits. TLC will provide the Severance Benefits starting on the tenth calendar day after you sign the Agreement.

9.    Advice to Counsel

      You acknowledge that TLC has expressly advised you to seek the advice of an attorney before executing this Agreement and that you have had adequate time to do so. You acknowledge that the decision to sign this Agreement is yours alone.

10.   Nonadmission of Liability

      TLC makes this Agreement to avoid the expense and disruption of litigation. By making this Agreement, TLC does not admit that it has done anything wrong.

11.   Severability and Interpretation

      Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. In case any part of this Agreement shall be invalid, illegal, or otherwise unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.


/s/ Thomas G. O'Hare                    October 17, 2001
-----------------------------------     ----------------------------------------
Thomas G. O'Hare                        Date


Subscribed to and sworn before me
this 17th day of October, 2001

/s/ John Brege-Blanchard
-----------------------------------
Notary Public
County of Fairfax
State of VA


My commission expires: October 31, 2003

/s/  Elias Vamvakas                     October 15, 2001
-----------------------------------     ----------------------------------------
For TLC Laser Eye Centers Inc.          Date

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                   [LETTERHEAD OF TLC LASER EYE CENTERS INC.]

December 4, 2001

Mr. Thomas O'Hare
3096 Windsong Drive
Oakton, VA 22124

Re: Confidential Separation Agreement and General Release Dated 10/15/01

Dear Tom,

            You are in receipt of and have executed the above referenced separation agreement from TLC. A notarized copy of the executed agreement, signed by yourself and Elias Vamvakas has been returned to Paul Frederick at TLC. The agreement provides that your separation and the terms and conditions of the agreement, including the severance payment, are contingent on the closing of the previously announced merger transaction with Laser Vision Centers, Inc. ("LVCI").

            Because of mutually beneficial reasons you and TLC have agreed to amend this agreement to eliminate the condition of the "Termination Date" (transaction closing date) for it to be effective and have agreed that your last day of work will be Friday, December 7, 2001. You will however continue to be paid as a regular employee through Friday, December 28, 2001 at which time the terms of the Separation Agreement will go into effect. It is also further agreed that all other terms and conditions of the original agreement, dated October 15, 2001 remain in full force and effect and are not altered, changed, affected or amended in any way by this agreement.

            If you are in agreement with this amendment please so indicate by signing a copy of this letter below and return it to Paul Frederick at TLC. This amendment will then become a part of the original agreement.

                                        Yours truly,


                                        /s/  Elias Vamvakas

                                        Elias Vamvakas
                                        Chairman and CEO
                                        TLC Laser Eye Centers Inc.

Agreed to this 5th day of December, 2001


By: /s/ Thomas O'Hare                   Witness: /s/ Mary O'Hare
   --------------------------------             --------------------------------
        Thomas O'Hare